As filed with the Securities and Exchange Commission on June 2, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ISABELLA BANK CORPORATION
(Exact name of Registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation or organization)	38-2830092 (I.R.S. Employer Identification No.)
200 East Broadway
Mt. Pleasant, MI 48858
(989) 772-9471
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Dennis P. Angner
200 East Broadway
Mt. Pleasant, MI 48858
(989) 772-9471
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☑
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐            Accelerated filer ☑                      Non-accelerated filer ☐                      Smaller reporting company ☐
                          (Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of Each Class of
Securities to be	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
Registered	Registered	Offering Price Per Unit	Aggregate Offering Price	Registration Fee
Common Shares, No par value	325,000(1)	$44.00(2)	$ 14,300,000 (2)	$561.99(2)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this registration fee covers such indeterminate number of additional shares as may be required to be issued under the Plan in the event of an adjustment as a result of an increase in the number of issued shares of common stock resulting from a subdivision of such shares, the payment of stock dividends or certain other capital adjustments.

(2)	Estimated based on the average price of the common stock on May 27, 2008, pursuant to Rule 457(c) solely for purposes of calculating the registration fee.

PART II
Item 14. Other Expenses of Issuance and Distribution
Item 15. Indemnification of Directors and Officers
Item 16. Exhibits
Item 17. Undertakings
SIGNATURES
INDEX TO EXHIBITS
Opinion of Counsel
Subsidiairies
Consent of Rehmann Robson, P.C.
Stockholder Dividend Reinvestment and Employee Stock Purchase Plan, as amended
Authorization Cards

PROSPECTUS
ISABELLA BANK CORPORATION
STOCKHOLDER DIVIDEND REINVESTMENT
AND
EMPLOYEE STOCK PURCHASE PLAN

COMMON STOCK
NO PAR VALUE

     The Isabella Bank Corporation Stockholder Dividend Reinvestment and Employee Stock Purchase Plan, as amended (the “Plan”) of Isabella Bank Corporation, a registered financial services holding company, (the “Corporation”) provides holders of the Corporation’s common stock, no par value (“Common Stock”) and employees and directors of the Corporation and its affiliated entities, with a simple and convenient method of reinvesting cash dividends and/or cash investments, in shares of Common Stock without payment of any brokerage commission or service charge.
     Participants in the Plan may acquire shares of Common Stock pursuant to the Plan by:
      -  reinvesting all of their cash dividends on Common Stock held in their name; or
      -  reinvesting any portion of their cash dividends and continuing to receive a check for the uncommitted portion on Common Stock held in their name; or
      -  having amounts deducted from their compensation.
     Shares purchased under the Plan will be authorized but unissued shares of the Corporation’s Common Stock. The Plan currently provides that shares purchased for participants will be purchased at a price determined by the Corporation’s Board of Directors as provided in the Plan. The Corporation, however, reserves the right to modify the pricing or any other provision of the Plan at any time. The Plan does not represent a change in the Corporation’s dividend policy or a guarantee of future dividends, which will continue to depend on earnings, financial requirements and other factors.
     Any holder of record of Common Stock is eligible to participate in the Plan, as are employees and directors of the Corporation and its affiliated entities. In addition, the Corporation has the capability to make participation in the Plan available to beneficial owners of shares held by the Isabella Bank trust department.
     Stockholders, employees and directors interested in participating in the Plan may enroll in the Plan by completing an Authorization Card and returning it to the Plan Administrator of the Plan. Authorization cards may be obtained from the Plan Administrator. Once enrolled in the Plan, participants will continue to be enrolled unless they notify the Plan Administrator for the Plan that they wish to withdraw from participation. Stockholders who do not wish to participate in the Plan will continue to receive cash dividends, as declared, by check in the usual manner.

     This Prospectus relates to Common Stock of the Corporation registered for purchase under the Plan. For a discussion of investment considerations associated with the purchase of the Common Stock offered hereby, see “Risk Factors.” It is suggested that this Prospectus be retained for future reference.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS
ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS
ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE
CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY. INVESTMENT IN
THE COMMON STOCK INVOLVES INVESTMENT RISK, INCLUDING THE
POSSIBLE LOSS OF PRINCIPAL. IN ADDITION, DIVIDENDS MAY GO UP OR
DOWN OR CEASE.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A
SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED BY
THIS PROSPECTUS IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS
UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.
     No person has been authorized to give any information or to make any representation in connection with this offering other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Corporation. Neither the delivery of this Prospectus nor any sale made under this Prospectus shall under any circumstances create an implication that there has been no change in the facts set forth herein or the affairs of the Corporation since the date of this Prospectus.
     THE DATE OF THIS PROSPECTUS IS JUNE 2, 2008.

AVAILABLE INFORMATION
     The Corporation has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information, reference is made to the Registration Statement, which may be obtained from the Commission at the same place and in the same manner as with information concerning the Corporation, as set forth below.
     The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Corporation with the Commission can be inspected and copied at the Commission’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Commission’s public reference room.
     The Corporation electronically files its reports, proxy statements and other information with the Commission. The Corporation’s Central Index Key (CIK) code is 0000842517. The Commission maintains a

Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission’s Website is http://www.sec.gov.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The documents listed in (a) through (c) below and all documents subsequently filed pursuant to Sections 13(a), 13(c), 14, and 15(d) of the 1934 Act, prior to the termination of the offering, are hereby specifically incorporated by reference in this Prospectus.
     (a) The Corporation’s most recent annual report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the 1934 Act which contains, either directly or by incorporation by reference, financial statements for the Corporation’s latest fiscal year for which a Form 10-K was required to have been filed.
     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the annual report referred to in (a) above.
     (c) The description of the Corporation’s Common Stock, registered under Section 12 of the 1934 Act, contained in the Registration Statement on Form 10 filed under the 1934 Act, including any amendment or reports filed for the purpose of updating such description.
     The Corporation will furnish without charge to each person to whom this Prospectus is delivered, upon the person’s written or oral request, a copy of any or all of the documents incorporated herein by reference other than exhibits to such documents (unless said exhibits are specifically incorporated by reference into such documents). Such request, in writing or by telephone, should be directed to: Isabella Bank Corporation, P.O. Box 100, Mt. Pleasant, MI 48804-0100, Attention: Secretary (989)772-9471.
PROSPECTUS SUMMARY
     The following summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere herein. Certain terms in this summary are defined elsewhere herein.
THE ISABELLA BANK CORPORATION STOCKHOLDER DIVIDEND REINVESTMENT AND EMPLOYEE STOCK PURCHASE PLAN
     If you are a holder of the Corporation’s Common Stock and/or an employee or director of the Corporation or one of its affiliated entities, you may participate in the Plan. The Plan provides you with a convenient method of purchasing shares of Common Stock without payment of any brokerage commission or service charge.
     The shares purchased under the Plan will be authorized but unissued shares of the Corporation’s Common Stock. The Plan currently provides that shares will be purchased at a price determined by the Board of Directors as provided in the Plan. The Plan does not represent a change in the Corporation’s dividend policy or a guarantee of future dividends, which will continue to depend on earnings, financial requirements, and other factors.
     If your Common Stock is registered in street or nominee name, you are not eligible to participate in the Plan until you become a registered holder by having your shares reissued in your name; provided, however, if your shares are held by the trust department at Isabella Bank, you are eligible to participate.
     If you enroll in the Plan, the Plan will acquire shares of Common Stock by reinvesting all or a portion of your cash dividends on Common Stock held in your name or by having amounts deducted from your compensation checks.
ISABELLA BANK CORPORATION
     Isabella Bank Corporation, a Michigan corporation, is a registered financial services holding company. Our principal executive office is located at 200 East Broadway, Mt. Pleasant, Michigan 48858, and our telephone number is (989)772-9471.

     As used in this prospectus, unless the context requires otherwise, “we,” “us” or “our” means Isabella Bank Corporation in its capacity as issuer of the Common Stock.
RISK FACTORS
     A prospective investor should consider, together with other pertinent information set forth in this Prospectus, the following:
Market for the Common Stock
     There is no established market for the Common Stock at this time. No assurance can be given that an active and liquid trading market for the Common Stock will develop.
Economic Conditions
     An economic downturn within our local markets, as well as downturns in the state or national markets, could negatively impact household and corporate incomes. This could lead to decreased demand for both loan and deposit products and lead to an increase of customers who fail to pay interest or principal on their loans. Management continually monitors key economic indicators in an effort to anticipate the possible effects of downturns in the local, regional and national economies.
     The Corporation’s success depends primarily on the general economic conditions of the state of Michigan and the specific local markets in which we operate. Unlike larger national or other regional banks that are more geographically diversified, the Corporation provides banking and financial services to customers primarily in the Clare, Gratiot, Isabella, Mecosta, Montcalm, and Saginaw Counties in Michigan. The local economic conditions in these areas have a significant impact on the demand for our products and services as well as the ability of our customers to repay loans, the value of the collateral securing loans and the stability of the Corporation’s deposit funding sources. A significant decline in general economic conditions, caused by inflation, recession, acts of terrorism, outbreak of hostilities or other international or domestic occurrences, unemployment, changes in securities markets or other factors could impact these local economic conditions and, in turn, have a material adverse effect on the Corporation’s financial condition and results of operations.
Competition
     Our subsidiary bank experiences competition in attracting deposits and making loans. Most direct competition for deposits comes from savings institutions, other commercial banks, credit unions, money market mutual funds and corporate and government securities. The principal basis of competition for funds is the interest rate paid. In addition to offering competitive rates, the principal methods used by our subsidiary bank to attract deposits include advertising, readily accessible office locations and the quality of its service to its customers.
     Competition in making real estate loans comes principally from other savings institutions, commercial banks, mortgage companies, insurance companies, government agencies and real estate investment trusts. These institutions compete for loans primarily through the interest rates and loan fees they charge and the efficiency, convenience and quality of services they provide to borrowers and real estate brokers.
     Competition is likely to increase as out-of-state financial institutions acquire local institutions as permitted by applicable interstate banking laws.
Disruption of Infrastructure
     Our operations depend upon the Corporation’s technological and physical infrastructure, including its equipment and facilities. Extended disruption of the Corporation’s vital infrastructure by fire, power loss, natural disaster, telecommunications failure, computer hacking or viruses, or other events outside of the Corporation’s control, could affect the financial outcome of the Corporation or the financial services industry as a whole. We have developed disaster recovery plans, which provide detailed instructions to cover all significant aspects of our operations.
Regulation
     As a registered financial services holding company, we are subject to extensive regulation by the Federal Reserve Board. This regulation limits how we and our bank subsidiary conduct our businesses and obtain financing and is designed primarily to protect depositors. Our subsidiary bank, as a state chartered bank, is also subject to extensive regulation by state and federal authorities. Such regulation could limit the ability of the bank to pay us dividends.
Monetary Policies
     Conditions beyond management’s control may have a significant impact on changes in net interest income from one period to another. Examples of such factors are: (1) the strength of credit demands by customers; (2) fiscal and debt management policies of the federal government, including changes in tax laws; (3) the Federal Reserve Board’s monetary policy, including the percentage of deposits that must be held in the form of non-earning cash reserves; (4) the introduction and growth of new investment instruments and transaction accounts by non-bank financial competitors; and (5) changes in rules and regulations governing payment of interest on deposit accounts.
USE OF PROCEEDS
     We propose to use the net proceeds from the sale of shares of Common Stock pursuant to the Plan, when and as received, for general corporate purposes and working capital. We have no basis for estimating precisely either the number of shares of Common Stock that ultimately may be sold pursuant to the Plan or the prices at which such shares will be sold.
DESCRIPTION OF THE ISABELLA BANK CORPORATION STOCKHOLDER
DIVIDEND REINVESTMENT AND EMPLOYEE STOCK PURCHASE PLAN
     The following questions and answers describe the provisions of the Plan under which we will sell, and you may purchase, shares of Common Stock through the automatic reinvestment of cash dividends paid on shares of Common Stock or through compensation deduction.
PURPOSE AND ADVANTAGES
1.	WHAT IS THE PURPOSE OF THE PLAN?
     The purpose of the Plan is to provide you with a simple and convenient method of investing cash dividends or compensation deductions in shares of Common Stock. The shares of Common Stock acquired under the Plan will be purchased by the Plan Administrator from authorized but unissued shares held by the Corporation (See Question 11). We will use the net proceeds from the sale of Common Stock for general corporate purposes and working capital. The Plan is not subject to the provisions of ERISA nor is the Plan qualified under Section 401(a) of the Internal Revenue Code.
     You pay no service charge in connection with purchases of Common Stock under the Plan (See Question 3). The purchase of fractions of shares, as well as full shares, of Common Stock is permitted and dividends on fractions of shares will be used to purchase additional shares. You may avoid the necessity of safekeeping your certificates for shares of Common Stock credited to your account. Statements of account will be issued to simplify record keeping (See Question 16).

ADMINISTRATION
2.	WHO ADMINISTERS THE PLAN?
     The Corporation as Plan Administrator has appointed Debra A. Campbell to assist it in administering the Plan. The Plan Administrator administers the Plan, keeps records, sends statements of account activity and performs other duties related to the Plan. Shares of Common Stock purchased under the Plan and held by the Plan Administrator will be registered in its name or the name of its nominee as Plan Administrator. In the event that the Plan Administrator should resign or otherwise cease to act as agent, we will make other arrangements as we deem appropriate for the administration of the Plan.
     All correspondence regarding the Plan should be addressed to:
Isabella Bank Corporation
P.O. Box 100
Mt. Pleasant, MI 48804-0100
Attention: Debra A. Campbell
     Telephone inquiries may be made to the Plan Administrator at (989) 772-9471.
COSTS
3.	DO I PAY ANY OUT-OF-POCKET EXPENSES IN CONNECTION WITH TRANSACTIONS UNDER THE PLAN?
     There are no costs in connection with transactions under the Plan because shares of Common Stock are purchased by the Plan Administrator directly from us. Under the Plan, we sell authorized but unissued shares of Common Stock directly to the Plan Administrator (See Question 11); consequently, you incur no cost whatsoever. However, if at the time of withdrawal from the Plan you direct the Plan Administrator to sell shares of Common Stock credited to your Plan account, you will have to pay any related brokerage commission and applicable stock transfer tax (See Question 15). Any service charges, such as the Plan Administrator’s fee, are always paid by the Corporation.
PARTICIPATION
4.	WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?
     If you are a registered holder of Common Stock and/or an employee or director of the Corporation or one of our affiliated entities, you are eligible to participate. If you are a beneficial owner of Common Stock whose shares are registered in street or nominee name, you are not eligible to participate; provided, however, if your shares are held by the trust department at Isabella Bank you are eligible to participate. The Plan Administrator may amend these eligibility rules from time-to-time in its sole discretion.
5.	HOW AND WHEN CAN I ENROLL IN THE PLAN?
     You may enroll in the Plan at any time by completing an Authorization Card and returning it to the Plan Administrator. Authorization Cards may be obtained from the Plan Administrator. If you are already participating in the Plan, you need not submit a new Authorization Card unless a change in the type of participation is desired.
     Reinvestment of dividends will start with the next quarterly dividend payment after receipt of the Authorization Card, provided it is received by the Plan Administrator on or before the record date for that dividend; otherwise, it will be necessary to delay reinvestment until the next quarterly payment date.
     Cash investments through deduction from your compensation will start no later than the first work day of the month following the month in which said amounts were deducted. Deductions from your compensation will commence with your next regular compensation check following receipt by the Plan Administrator of the completed

Authorization Card, provided it is received by the Plan Administrator not less than 96 hours before compensation checks are distributed.
6.	IS PARTIAL DIVIDEND REINVESTMENT PARTICIPATION POSSIBLE UNDER THE PLAN?
     Yes. If you desire that the cash dividends on less than all of your shares of Common Stock be reinvested under the Plan, you may indicate such number of shares on the Authorization Card under Partial Dividend Reinvestment.
7.	MAY I PURCHASE A SPECIFIC NUMBER OF SHARES OF COMMON STOCK?
     The manner in which the Plan operates does not permit us to honor a request that a specific number of shares of Common Stock be purchased (See Question 10).
8.	WHAT DOES THE AUTHORIZATION CARD PROVIDE?
     The Authorization Card provides for the purchase of shares of Common Stock through the following investment options:
     A. “Full Dividend Reinvestment” directs us to pay to the Plan Administrator all of your cash dividends on all of the shares of Common Stock then or subsequently registered in your name;
     B. “Partial Dividend Reinvestment” directs us to pay to the Plan Administrator your cash dividends on that number of shares of Common Stock designated in the appropriate space on the Authorization Card and permits you to continue to receive cash dividends on the balance of the shares of Common Stock registered in your name; and/or
     C. If you are an eligible employee or director, “Cash Investment” permits you to make cash investments through deductions from your compensation for the purchase of shares of Common Stock. The deduction from your compensation check must be within certain minimum and maximum amounts set by the Corporation’s Board of Directors from time to time. You should contact the Plan Administrator for more information on the current minimum and maximum amounts.
     Cash dividends on shares of Common Stock credited to your Plan account will be reinvested in accordance with the Plan, unless you direct otherwise.
9.	HOW MAY I CHANGE INVESTMENT OPTIONS UNDER THE PLAN?
     You may change your investment option by written notice to the Plan Administrator at the address set forth in Question 2.
PURCHASE AND PRICE OF SHARES OF COMMON STOCK
10.	HOW DOES THE PLAN WORK?
     Dividend Reinvestment
     The “Investment Date” for the reinvestment of dividends is the dividend payment date. On each dividend payment date, your full or partial cash dividend will be remitted to the Plan Administrator. The Plan Administrator will reinvest that dividend, as well as the full cash dividend on shares of Common Stock credited to your Plan account, in authorized but unissued shares of Common Stock purchased directly from us by the Plan Administrator and will credit whole and fractional shares to your Plan account (computed to three decimal places). A fractional share of Common Stock will earn a proportionate share of future dividends. Such purchases will be made by the Plan Administrator promptly, except where temporary curtailment or suspension of purchases is necessary to comply with applicable provisions of Federal or state laws.

     Cash Investment
     If you are an employee or director of the Corporation or one of our affiliated entities, you may invest in shares of Common Stock by making cash investments through deductions from your compensation. Such cash investments may be made as often as each compensation check, subject to the then current minimum and maximum investment amounts established by the Corporation’s Board of Directors. If all or part of your cash investment is not enough to purchase a whole share of Common Stock, a fractional share will be credited to your Plan account and will earn a proportionate share of future dividends. All shares purchased for you pursuant to the Cash Investment Option will automatically participate in the Dividend Reinvestment Option unless you direct otherwise.
     Cash investments received by the Plan Administrator pursuant to compensation deduction will be applied by the Plan Administrator to the purchase of shares of Common Stock from us on the first work day of the month following the month in which said amounts were deducted. Under no circumstances will interest be paid on cash investments held for the purchase of shares of Common Stock.
11.	WHAT IS THE SOURCE OF THE SHARES OF COMMON STOCK TO BE SOLD UNDER THE PLAN?
     The source of the shares of Common Stock shall be authorized but unissued shares purchased directly from us by the Plan Administrator.
12.	WHAT WILL BE THE PER-SHARE PRICE OF COMMON STOCK PURCHASED THROUGH THE PLAN?
     The per-share price of newly issued shares of Common Stock purchased from us with reinvested dividends and/or cash investments will be determined by our Board of Directors, based upon various indicators of the Common Stock’s fair market value, including but not limited to the financial condition of the Corporation and its recent operating results and values of publicly traded securities of other financial institutions giving effect to the relative book values and earnings of such institutions and the lack of liquidity of the Common Stock.
CERTIFICATES FOR SHARES OF COMMON STOCK
13.	ARE STOCK CERTIFICATES ISSUED?
     Certificates for shares of Common Stock purchased for you will be registered in the name of the Plan Administrator or its nominee and, except as provided in the next paragraph, will not be issued in your name while you are enrolled in the Plan. This protects against loss, theft or destruction of stock certificates. Purchases credited to your Plan account will be confirmed by the Plan Administrator as soon as practicable after such purchases are completed.
     If you are a participant in the dividend reinvestment feature of the Plan and you desire to continue enrollment in the Plan, but elect to have a certificate for whole shares of Common Stock credited to your Plan account issued in your name, you can do so at no charge upon written request to the Plan Administrator. Certificates for fractional shares of Common Stock will not be issued under any circumstances. If you are a participant in the compensation deduction feature of the Plan, you may elect to receive a distribution of whole shares of Common Stock under the Plan only if you withdraw from participation in the Plan (See Question 15).
     You may, if you wish to do so, deposit certificates for Common Stock now or hereafter registered in your name for credit as accrued shares under the Plan. Such certificates will be transferred to the Plan Administrator or its nominee as your agent. There is no charge for this service. Because you will bear the risk of loss in sending the certificates to the Plan Administrator, it is recommended that they be sent by registered mail, return receipt requested, and properly insured. The certificates need not be endorsed.

14.	MAY SHARES OF COMMON STOCK IN A PLAN ACCOUNT BE PLEDGED?
     Shares of Common Stock credited to your account under the Plan may not be pledged. If you wish to pledge such shares, you must request that certificates for such shares be issued in your name.
15.	HOW AND WHEN CAN I WITHDRAW FROM THE PLAN?
     You may withdraw from the Plan at any time by giving written notice to the Plan Administrator. If you withdraw from the compensation deduction feature of the Plan, you may not reparticipate in the Plan until one year has elapsed from the date the Plan Administrator receives the withdrawal notice. A request to withdraw from the compensation deduction feature of the Plan will be effective as of your next regular compensation check only if the notice to withdraw is received by the Plan Administrator not less than 96 hours before compensation checks are distributed. As soon as practicable following withdrawal, the Plan Administrator will make a book entry record of your share ownership with the Corporation and send you a cash payment for any fraction of a share. If you so request, in lieu of a book entry, the Plan Administrator will send you at no charge a certificate for the whole shares of Common Stock in your Plan account. You may also request that the Plan Administrator sell such whole shares of Common Stock and remit the proceeds, less any related brokerage commission and applicable stock transfer tax. All sales of whole shares of Common Stock, and in every case of withdrawal, your interest in a fractional share, will be paid in cash.
     If the request to withdraw is received by the Plan Administrator on or after the record date for a dividend payment, any dividend paid on the dividend payment date will be invested for your account.
REPORTS TO PARTICIPANTS
16.	WHAT KIND OF REPORTS WILL I BE SENT?
     Following each purchase of shares of Common Stock for your account, you will receive a statement showing the amount invested, purchase price, the number of shares purchased, total shares accumulated and other information for the year to date. These statements are your record of the costs of your purchases and should be retained for income tax and other purposes. In addition, you will receive copies of the same communications sent to all other holders of shares of Common Stock, including our quarterly reports and annual report to stockholders, a notice of the annual meeting and proxy statement and Internal Revenue Service information.
     All notices, statements and reports from the Plan Administrator to you will be addressed to you at your last address of record with the Plan Administrator. Therefore, you must promptly notify the Plan Administrator of any change of address.
17.	WHAT HAPPENS WHEN I CEASE TO BE A STOCKHOLDER OF RECORD OR EMPLOYEE?
     If you dispose of all shares of Common Stock registered in your name or cease to be an employee of the Corporation or one of our affiliated entities, the Plan Administrator will continue to reinvest the dividends on the shares credited to your Plan account until otherwise notified.
TAX CONSEQUENCES
18.	WHAT IS THE TAX STATUS OF REINVESTED CASH DIVIDENDS, COMPENSATION DEDUCTIONS AND SHARES OF COMMON STOCK ACQUIRED THROUGH THE PLAN?
     (a) You are advised to consult your own tax advisors with respect to the tax consequences of your participation in the Plan. The reinvestment of cash dividends or deduction of amounts from compensation checks does not relieve you of any income tax payable on such income. In general, we believe that stockholders who participate in the Plan will have the same Federal income tax consequences, with respect to dividends payable to them, as any other holder of record of Common Stock. You will be treated for Federal income tax purposes as having received on each dividend payment date, a dividend equal to the full amount of the cash dividend payable with respect to your shares, even though you do not actually receive that amount in cash but, instead, it is applied to the purchase of additional shares of Common Stock for your account under the Plan.
          In general, we believe that employees and directors who participate in the Plan will have the same Federal income tax consequences, with respect to amounts deducted from their compensation checks, as employees and directors who do not participate. You will be treated for Federal income tax purposes as having received, on each payment date, wages or board fees equal to the full amount earned, even though you do not actually receive the full amount in cash but, instead, a portion is applied to the purchase of shares of Common Stock for your account under the Plan.
     (b) Any service charges paid by us on your behalf should not be subject to income taxes when the Plan Administrator purchases authorized but unissued shares of Common Stock from us.
     (c) You will not realize any taxable income upon receipt of whole shares of Common Stock acquired through the Plan. However, if you receive a cash payment for a fractional share credited to your Plan account, you may have a gain or loss recognized with respect to such fraction. Gain or loss may also be recognized by you when whole shares of Common Stock are sold, either pursuant to your request upon withdrawal from the Plan (see Question 15) or by you after withdrawal from the Plan. The amount of such gain or loss will be the difference between the amount you receive for such shares or fraction of a share, and the purchase cost thereof. Such gain or loss will be capital in character if such full share or fractional share is a capital asset in your hands. You should retain the Plan Administrator’s statements of your Plan account to determine the tax basis of shares of Common Stock acquired through the Plan.
OTHER INFORMATION
19.	HOW WILL SHARES OF COMMON STOCK HELD IN MY PLAN ACCOUNT BE VOTED AT MEETINGS OF STOCKHOLDERS?
     For each meeting of stockholders, you will receive proxy material that will enable you to vote both the shares of Common Stock registered in your name directly and/or whole shares of Common Stock credited to your Plan account.
20.	WHAT HAPPENS IN THE EVENT THE CORPORATION DECLARES A STOCK DIVIDEND, A STOCK SPLIT OR ISSUES SUBSCRIPTION RIGHTS?
     Stock dividends in the form of Common Stock or split shares distributed by us on shares of Common Stock held by the Plan Administrator for you will be credited to your Plan account. If you so request, certificates for such stock dividends and split shares distributed on shares of Common Stock registered in your name will be prepared and mailed directly to you. In the event of a subscription rights offering or a dividend in the form of stock other than Common Stock, such rights or such stock will be mailed directly to you in the same manner as to holders of Common Stock not participating in the Plan.
21.	MAY THE PLAN BE SUSPENDED, MODIFIED OR TERMINATED?
     We reserve the right to interpret and regulate the Plan as we deem desirable or necessary. Notwithstanding any other provision of the Plan, our Board of Directors or any designated committee thereof reserves the right to suspend, modify or terminate the Plan at any time, but such action shall have no retroactive effect that would prejudice your interests. Notice of any such suspension, modification or termination will be sent to you. The terms and conditions of the Plan and its operation shall be governed by the laws of the State of Michigan.
22.	WHAT ARE THE CORPORATION’S RESPONSIBILITIES AND THE RESPONSIBILITIES OF THE PLAN ADMINISTRATOR UNDER THE PLAN?
     Neither we nor the Plan Administrator shall be liable in administering the Plan for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability: (1) arising out of failure to terminate your Plan account upon your death prior to receipt of notice in writing of such death; (2) with respect to the prices at which shares of Common Stock are purchased or sold for your Plan account or the time when such purchases or sales are made (provided, however, that nothing herein shall be deemed to constitute a waiver of any rights that you might have under the 1934 Act or other applicable Federal and state securities laws); and (3) for any fluctuations in the market price after purchase or sale of shares of Common Stock.
23.	ARE THERE ANY RESTRICTIONS ON THE RESALE OF STOCK ACQUIRED UNDER THE PLAN?
     If you are not an “affiliate” (as that term is defined below) of the Corporation at the time of your reoffer or resale of shares of Common Stock and you acquired such Common Stock under the Plan, you generally are entitled to effect such resales or reoffers without registration under the Act or reliance upon Rule 144 under the Act or another exemption.
     If you are an “affiliate” of the Corporation, you are subject to certain limitations on your ability to resell or reoffer shares of Common Stock acquired under the Plan. Affiliates may reoffer or resell such Common Stock only (i) in a transaction registered under the Act or (ii) in reliance upon and in compliance with applicable provisions of Rule 144 under the Act or other exemptions from the registration requirements of the Act. We have neither an obligation nor any present intention to prepare and file a registration statement under the Act, and such a registration statement would be necessary if an affiliate were to sell in a registered transaction. Whether an exemption from the registration requirements of the Act is available is a complicated question that depends upon the particular circumstances of each individual.
     “Affiliates” is defined in Rule 405 under the Act to include any person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Corporation by means of the direct or indirect possession of the power to direct or cause the direction of the Corporation’s management and policies, whether through the ownership of voting securities, by contract, or otherwise.
     Because of the broad meaning ascribed to the term “affiliates” by the Commission, prior to any resale or reoffer of shares of Common Stock acquired under the Plan, you should consider carefully and consult with your counsel concerning whether you may be deemed an affiliate of the Corporation and therefore subject to the foregoing limitations.
     Any purchase and sale or sale and purchase of Common Stock, including Common Stock acquired under the Plan, within any period of less than six months by persons who are the beneficial owners of more than 10% of the outstanding Common Stock or who are directors or officers of the Corporation may, in certain situations, be subject to the liabilities imposed by Section 16(b) of the 1934 Act.
THE PLAN DOES NOT REPRESENT A CHANGE IN OUR DIVIDEND POLICY, WHICH WILL CONTINUE TO DEPEND ON EARNINGS, FINANCIAL REQUIREMENTS AND OTHER FACTORS. STOCKHOLDERS WHO DO NOT WISH TO PARTICIPATE IN THE PLAN WILL CONTINUE TO RECEIVE CASH DIVIDENDS, SO DECLARED, BY CHECK IN THE USUAL MANNER.
NEITHER THE CORPORATION NOR THE PLAN ADMINISTRATOR CAN ASSURE YOU OF A PROFIT OR PROTECT YOU AGAINST A LOSS ON SHARES OF THE COMMON STOCK PURCHASED UNDER THE PLAN.
LEGAL OPINION
     The validity of the Common Stock being offered has been passed upon by Foster, Swift, Collins & Smith, P.C., 313 South Washington Square, Lansing, Michigan 48933.
EXPERTS
     The consolidated financial statements and effectiveness of internal control over financial reporting have been incorporated herein by reference to the Annual Report on Form 10-K for the year ended December 31, 2007, in reliance on the integrated audit report of Rehmann Robson, P.C., an independent registered public accounting firm and upon the authority of said firm as experts in accounting and auditing.

INDEMNIFICATION
     The Corporation’s Articles of Incorporation provide that the Corporation shall indemnify any person, including directors and officers of the Corporation, to the full extent permitted by the Michigan Business Corporation Act. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The expenses payable by the registrant in connection with the issuance and distribution of the securities being registered are as follows:

Registration Fee	$561.99	*
Legal Fees and Expenses	$10,000.00
Accountant’s Fees and Expenses	$3,500.00
Blue Sky Fees and Expenses	$500.00
Miscellaneous Expenses	$2,000.00

TOTAL	$16,561.99

*Actual.	All other expenses are estimates.
Item 15. Indemnification of Directors and Officers.
     The Registrant’s Articles of Incorporation provide that the Registrant shall indemnify to the full extent permitted by the Michigan Business Corporation Act any person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors as an employee or agent of the Corporation, or as a director, officer, employee or agent of another corporation (whether for profit or not), partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person).
Item 16. Exhibits.
     The following is a list of exhibits that are included in Part II of the Registration Statement. Such exhibits are separately indexed elsewhere in the Registration Statement.

Exhibit Number	Description
3.1	Amended Articles of Incorporation (1)

3.2	Amendment to the Articles of Incorporation (2)

3.3	Amendment to the Articles of Incorporation (3)

3.4	Amendment to the Articles of Incorporation (3)

3.5	Amendment to the Articles of Incorporation (4)

3.6	Amended Bylaws (5)

3.7	Amendment to the Bylaws (6)

5	Opinion of Counsel

21	Subsidiaries of Isabella Bank Corporation

23.1	Consent of Rehmann Robson, P.C.

23.2	Consent of Counsel (See Exhibit 5)

99.1	The Isabella Bank Corporation Stockholder Dividend Reinvestment and Employee Stock Purchase Plan, as amended

99.2	Authorization Cards

(1)	Previously filed as an Exhibit to the IBT Bancorp, Inc. Form 10-K, dated March 12, 1991, and incorporated herein by reference.

(2)	Previously filed as an Exhibit to the IBT Bancorp, Inc. Form 10-K, dated March 26, 1994, and incorporated herein by reference.
Part II — 1

(3)	Previously filed as an Exhibit to IBT Bancorp, Inc. Form 10-K, dated March 22, 2000, and incorporated herein by reference.

(4)	Previously filed as an Exhibit to Isabella Bank Corporation Form 8-K, dated May 16, 2008, and incorporated herein by reference.

(5)	Previously filed as an Exhibit to IBT Bancorp, Inc. Form 10-K, dated March 16, 2005, and incorporated herein by reference.

(6)	Previously filed as an Exhibit to the IBT Bancorp, Inc. Current Report on Form 8-K, dated November 20, 2006, and incorporated herein by reference.
Item 17. Undertakings.
     (a) The Corporation hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Corporation pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The Corporation hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Corporation’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Corporation pursuant to the foregoing provisions, or otherwise, the Corporation has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Corporation of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or
Part II — 2

proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
Part II — 3

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mt. Pleasant, State of Michigan, on May 22, 2008.

ISABELLA BANK CORPORATION
By:	/s/ Dennis P. Angner
Dennis P. Angner, President and
Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Dennis P. Angner	May 22, 2008

Dennis P. Angner, President, Chief Executive
Officer (Principal Executive Officer) and Director

/s/ Peggy L. Wheeler	May 22, 2008

Peggy L. Wheeler
Senior Vice President and Controller
(Principal Financial Officer)

/s/ Richard J. Barz	May 22, 2008

Richard J. Barz, Director

/s/ Sandra L. Caul	May 22, 2008

Sandra L. Caul, Director

/s/ James C. Fabiano	May 22, 2008

James C. Fabiano, Director

/s/ Theodore W. Kortes	May 22, 2008

Theodore W. Kortes, Director

/s/ David J. Maness	May 22, 2008

David J. Maness, Director

/s/ W. Joseph Manifold	May 22, 2008

W. Joseph Manifold, Director

/s/ W. Michael McGuire	May 22, 2008

W. Michael McGuire, Director

/s/ William J. Strickler	May 22, 2008

William J. Strickler, Director

/s/ Dale Weburg	May 22, 2008

Dale Weburg, Director
Part II — 4

INDEX TO EXHIBITS

Exhibit Number	Description
3.1	Amended Articles of Incorporation — incorporated by reference

3.2	Amendment to the Articles of Incorporation — incorporated by reference

3.3	Amendment to the Articles of Incorporation — incorporated by reference

3.4	Amendment to the Articles of Incorporation — incorporated by reference

3.5	Amendment to the Articles of Incorporation — incorporated by reference

3.6	Amended Bylaws — incorporated by reference

3.7	Amendment to the Bylaws — incorporated by reference

5	Opinion of Counsel

21	Subsidiaries of Isabella Bank Corporation

23.1	Consent of Rehmann Robson, P.C.

23.2	Consent of Counsel (See Exhibit 5)

99.1	The Isabella Bank Corporation Stockholder Dividend Reinvestment and Employee Stock Purchase Plan, as amended

99.2	Authorization Cards